EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TEJON RANCH COMPANY – DMB ASSOCIATES

FINALIZE PARTNERSHIP

Joint venture to develop Tejon Mountain Village

TEJON RANCH, Calif. (May 23, 2006) — Tejon Ranch Company (NYSE: TRC) today announced the signing of a joint venture agreement with DMB Associates of Scottsdale, Ariz., a leading resort/recreational planned community developer in the West, to jointly develop and build Tejon Mountain Village. The partnership unites two companies that share a common vision of high-quality, environmentally sensitive development.

“DMB’s outstanding reputation and track record as a developer of resort/recreational and primary home communities makes it the perfect company to help us develop Tejon Mountain Village,” said Robert A. Stine, President and CEO of Tejon Ranch Company. “Another strength DMB brings to the partnership,” added Stine, “is the success it’s had collaborating and reaching consensus with major conservation groups.”

DMB’s equity investment in the partnership could ultimately exceed $100 million.

Tejon Mountain Village is designed to be one of America’s premier mountain residential/resort communities — a 23,000-acre nature reserve made possible by a sensitively planned 5,000-acre mountain retreat. Tejon Mountain Village will allow people to live in harmony with nature and protect the natural environment at the same time. It will offer a variety of beautiful homes and building sites, from golf and lakeside homes to mountain and equestrian estates, a number of small resort hotels, championship golf courses, hiking and equestrian trails and a variety of lakeside amenities.

“Tejon Mountain Village has all the ingredients for success,” said Drew Brown, Managing Director and CEO of DMB Associates, Inc. “It’s located just an hour or so north of Los Angeles, the landscape and views are spectacular and the environmentally sensitive plan respects the land. Together with Tejon Ranch Company, we’re looking forward to turning this wonderful location into a special place where residents and guests can enjoy this beautiful natural setting.”

The joint venture, Tejon Mountain Village LLC, will spend the next several months moving forward with planning and entitlement efforts.

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TEJON RANCH PARTNERSHIP 2-2-2-2

The development of Tejon Mountain Village is part of the Tejon Ranch Vision, or master plan for the future of the Ranch. The Tejon Ranch Vision begins with conservation, which is represented by the 100,000-acre Tejon Ranch Preserve the Ranch unveiled in June 2005 with its conservation partner, The Trust for Public Land. The Ranch Vision affirms Tejon’s commitment to its historic ranching, farming and hunting operations. In addition to Tejon Mountain Village, Tejon’s master plan for the development of its landholdings includes expansion of Tejon Industrial Complex and the building of the sustainable new town of Centennial. Tejon Ranch is partnered with Pardee Homes, Standard Pacific Homes and Lewis Investment Company in the development of Centennial.

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, please go to www.tejonranch.com. For more information on Tejon Mountain Village, please go to www.tejonmountainvillage.com.

About DMB Associates

Founded in 1984 and headquartered in Scottsdale, AZ, DMB is one of the most active community developers in the West, with properties in Arizona, California, Utah and Hawaii. The firm’s name is synonymous with high-quality real estate development. For more information visit, www.dmbinc.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.